Issuer Free Writing Prospectus dated September 29, 2025
Filed Pursuant to Rule 433 of the Securities Act of 1933, as Amended
File No. 333-288551

OFF THE HOOK
YACHTS



FORWARD-LOOKING STATEMENTS

THIS COMMUNICATION CONTAINS FORWARD-LOOKING STATEMENTS REGARDING OFF THE HOOK YS INC. ("OTH," "WE," "US," "COMPANY"), INCLUDING, THE ANTICIPATED TIMING OF STUDIES AND THE RESULTS AND BENEFITS THEREOF. YOU CAN GENERALLY IDENTIFY FORWARD- LOOKING STATEMENTS BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "ANTICIPATE," "BELIEVE," "CONTINUE," "COULD," "ESTIMATE," "EXPECT," "EXPLORE," "EVALUATE," "INTEND," "MAY," "MIGHT," "PLAN," "POTENTIAL," "PREDICT," "PROJECT," "SEEK," "SHOULD," OR "WILL," OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON EACH OF THE COMPANY'S CURRENT PLANS, OBJECTIVES, ESTIMATES, EXPECTATIONS, AND INTENTIONS AND INHERENTLY INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND OTH' CONTROL. ACTUAL RESULTS AND THE TIMING OF EVENTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF THESE RISKS AND UNCERTAINTIES AND OTHER RISKS AND UNCERTAINTIES AFFECTING OTH, INCLUDING THOSE DESCRIBED FROM TIME TO TIME UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN OTH SECURITIES AND EXCHANGE COMMISSION (SEC) FILINGS AND REPORTS, AND FUTURE FILINGS AND REPORTS BY OTH. MOREOVER, OTHER RISKS AND UNCERTAINTIES OF WHICH THE COMBINED COMPANY IS NOT CURRENTLY AWARE MAY ALSO AFFECT EACH OF THE COMPANIES' FORWARD-LOOKING STATEMENTS AND MAY CAUSE ACTUAL RESULTS AND THE TIMING OF EVENTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED. INVESTORS ARE CAUTIONED THAT FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE. THE FORWARD-LOOKING STATEMENTS MADE IN THIS COMMUNICATION ARE MADE ONLY AS OF THE DATE HEREOF OR AS OF THE DATES INDICATED IN THE FORWARD-LOOKING STATEMENTS AND REFLECT THE VIEWS STATED THEREIN REGARDING FUTURE EVENTS AT SUCH DATES, EVEN IF THEY ARE SUBSEQUENTLY MADE AVAILABLE BY OTH ON ITS WEBSITE OR OTHERWISE. OTH UNDERTAKES NO OBLIGATION TO UPDATE OR SUPPLEMENT ANY FORWARD- LOOKING STATEMENTS TO REFLECT ACTUAL RESULTS, NEW INFORMATION, FUTURE EVENTS, CHANGES IN ITS EXPECTATIONS, OR OTHER CIRCUMSTANCES THAT EXIST AFTER THE DATE ON WHICH THE FORWARD-LOOKING STATEMENTS WERE MADE.

THIS PRESENTATION CONTAINS CERTAIN DATA AND INFORMATION THAT WE OBTAINED FROM VARIOUS GOVERNMENT AND PRIVATE PUBLICATIONS. STATISTICAL DATA IN THESE PUBLICATIONS MAY ALSO INCLUDE PROJECTIONS BASED ON A NUMBER OF ASSUMPTIONS. IF ANY OF THE ASSUMPTIONS UNDERLYING THE MARKET DATA ARE LATER FOUND TO BE INCORRECT, ACTUAL RESULTS MAY DIFFER FROM THESE ASSUMPTIONS. YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS

THIS PRESENTATION MAY CONTAIN TRADEMARKS, SERVICE MARKS, TRADE NAMES, AND COPYRIGHTS OF OTHER COMPANIES, WHICH ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS. SOLELY FOR CONVENIENCE, SOME OF THE TRADEMARKS, SERVICE MARKS, TRADE NAMES, AND COPYRIGHTS REFERRED TO IN THIS PRESENTATION MAY BE LISTED WITHOUT THE TM, SM, ©, ®, OR TM SYMBOLS, BUT OTH WILL ASSERT, TO THE FULLEST EXTENT UNDER APPLICABLE LAW, THE RIGHT OF THE APPLICABLE OWNERS, IF ANY, TO THESE TRADEMARKS, SERVICE MARK, TRADE NAMES, AND COPYRIGHTS.

FREE WRITING PROSPECTUS

THIS PRESENTATION HIGHLIGHTS BASIC INFORMATION ABOUT US AND THE PROPOSED OFFERING. BECAUSE IT IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING. WE HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS PRESENTATION RELATES. THE REGISTRATION STATEMENT HAS NOT YET BECOME EFFECTIVE. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THE REGISTRATION STATEMENT (INCLUDING THE RISK FACTORS DESCRIBED THEREIN) AND OTHER DOCUMENTS WE HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT US AND THE OFFERING.

YOU MAY ACCESS THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT HTTP://WWW.SEC.GOV. ALTERNATIVELY, WE OR ANY UNDERWRITER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU CONTACT THINKEQUITY, PROSPECTUS DEPARTMENT, 17 STATE STREET, 41ST FLOOR, NEW YORK, NEW YORK 10004, TELEPHONE: (877) 436-3673.

THIS PRESENTATION SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, NOR WILL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE OR JURISDICTION. THE OFFERING WILL ONLY BE MADE BY MEANS OF A PROSPECTUS PURSUANT TO A REGISTRATION STATEMENT THAT IS FILED WITH THE SEC AFTER SUCH REGISTRATION STATEMENT BECOMES EFFECTIVE.

OFFERING SUMMARY

ISSUER:	**Off The Hook YS Inc.**
Listing / Symbol	NYSE American / OTH
Shares Offered	5,000,000 Shares of Common Stock
Expected Price Range	$4.00 - $6.00 per share
Expected Offering Size	$25,000,000
Use of Proceeds	(1) Servicing floorplan (2) Advertising and marketing of inventory (3) Acquiring and developing a waterfront property to be used as storage, demos and repairs of boats (4) The repayment of a promissory note (5) Working capital
Sole Book-Running Manager	ThinkEquity

Off The Hook Yacht Sales ("OTH")

We believe we are America's largest buyer and seller of preowned boats.

Using proprietary AI-driven technology to streamline the buying and selling process, OTH makes it easier than ever to own the water.



Carvana for used boats

- Primary focus on used = higher margins, scalable
- Inventory via direct buys, auctions, repossessions, and trade-ins
- Digital-first model with AI-driven technology, data and online financing
- Vertical integration across acquisition, financing, and customer services

Element	Carvana (Auto)	OTH (Marine)
Inventory Source	Direct Purchases + Trade-Ins	Direct Purchases + Trade-Ins + Dealer/Broker Liquidation Services
Pricing Engine	AI-Powered Valuation Tools	AI-Driven Valuation Engine
Buyer Financing	Carvana Financing Platform	Azure Funding
Sales Channels	100% Online	Online + Auction
Margin Strategy	Used-Focused	Used-Focused
Real Estate Footprint	Centralized Vending / Logistics Centers	Owned Marinas, Dry Stacks, Service Yards

Source: investors.carvana.com

Built to accelerate our growth in transaction volume across used boat retail, wholesale, lending, and auctions

~$100M
Revenues & Profitable

3,500+
Transactions

29M
Social Media Impressions

$100M+
Annual Boat Purchases

5X
Inventory Turnover

$120M
Annual Loan Volume

400+
Loans Annually

TOP 100 Boating Industry

Consistently ranked as a Top 100 Dealer in the USA by Boating Industry.

Inc. 500

On Inc. 500's list of the 5000 fastest growing companies in the U.S. for 3 consecutive years.

No. 1274 (2018), **No. 407** (2017), **No. 594** (2016)



MASSIVE MARKET PRIMED FOR MODERNIZATION

Annual Statistics U.S. Market

~$57B
Total marine sales including new and used boats, marine products and services

78%
Of all boat sales are used boats

~1M
Used boats sold annually

$10B+
Total used boat sales

The Market is Starving for Efficiency

The biggest problem in the boating world is how inefficient it is to buy or sell a used boat.

- Unclear what a boat is worth
- Difficult for boat owners to sell quickly without sacrificing value
- Hard for sellers to get competitive offers
- Hard for buyers to get structured financing

Source: nmma.org

USED BOATS ARE MORE PROFITABLE

Business model is centered around used inventory, which is more profitable, controllable, and scalable than new boat sales

We are a market maker for used boats



- **Faster turns of 4-5x per year** vs. just 1–2x for traditional dealers, high turns reduces risk
- **No OEM constraints: No territories, quotas for orders, or pricing controls**
- **Consumer-led demand**: Buyers value condition, price, availability more than newness
- **Control drives margins**: Full-cycle from acquisition to resale, maximizes profitability

Source: boatingindustry.com

BUSINESS MODEL

OTH is building a fully integrated platform for used boat acquisition, resale, financing, and auctions - with strategic control over every key input: inventory, technology, real estate, and brokers.



Vertically Integrated Business Model

OTH portfolio companies operate synergistically, each entity supporting the others to maximize efficiency and effectiveness.

COMPANY	DESCRIPTION
Off The Hook Yacht Sales	**Yacht/Boat Dealership**
OTH Customer Relationship Management ("CRM")	Proprietary tech platform for CRM, data storage, and analysis, enhancing efficiency and decision-making
OTH Yacht Services	Provides high-quality maintenance, repair, and support services
WeBuyBoats.com	Wholesale lead generating website
Azure Funding ("Azure")	Recreational loan broker and lender providing financing solutions for individuals, dealerships, and brokerages
Marine Asset Recovery	Repossession company
BoatsAndBuyers.com	Auction Platform

Note: Certain entities represent brands or operating divisions and are not separate legal subsidiaries as listed in the Company's S-1.

AI + DATA ADVANTAGE: TOOLS THAT TRANSFORM MARINE SALES

Our proprietary tech stack, powered by AI, drives decision-making across pricing, inventory, outreach, and auctions—making our sales process faster, smarter, and more accurate.

Proprietary data gathered over 15 years:

10K+
Vessel Bids

3,500+
Transactions

70K+
Buyer / Seller Leads


AI-DRIVEN PLATFORM
01
SMART PRICING
Real-time values from internal + market comps.
02
AUTO ROUTING
Leads assigned by behavior, role, and timing.
03
MARKET ALERTS
Off-market and auction intel delivered instantly.
04
REAL-TIME DASHBOARDS
Track pipeline, broker performance, and inventory aging
05
INSTANT OFFERS
Custom wholesale pricing and liquidity triggers

AI-Driven Platform: Patent Pending

AI IN ACTION: HOW INTELLIGENCE POWERS EVERY DEAL

AI is embedded across our entire platform, combining internal data and third-party market feeds to power faster, smarter decisions from pricing and acquisition to listing, routing, and resale.

- Supports listing optimization, market alerts, and predictive pricing
- Analyzes and learns from our full CRM and internal sales data
- Continuously improves buyer and seller matching
- Powers instant insights across divisions for faster decision-making

AUCTION PLATFORM THAT MODERNIZES MARINE SALES

BOATS & BUYERS

🚢 1. BOAT INTAKE

Sources include WeBuyBoats.com leads, repos via Marine Asset Recovery, and broker/dealer submissions.

📷 2. LISTING CREATION

Broker uploads photos, enters details, sets reserve price on **BoatsAndBuyers.com**. AI-powered pricing tools and Operating System integration assist.

💸 3. LIVE AUCTION

Boats are listed for 7, 14, or 21 days. Buyers bid in real-time, receive alerts, and can apply for financing mid-auction.

💳 4. BUYER FINANCING

Azure provides instant pre-approval and integrated checkout - no handoffs.

✅ 5. DEAL CLOSES

Winning bid is funded, title transfers, and logistics are arranged. Broker is paid on close.

AZURE
FUNDING

Azure is a recreational loan broker and lender, providing financing services to individuals for marine, aviation and RV purchases. The Azure team is highly experienced in the marine lending industry with over 100 years of combined experience.

- Conventional
- Non-conventional
- Hard money lending
- Floor planning

$110M*
Annual Conventional Loan Volume

~300*
Annual Loans



* Represents 2024 results.

SET TO SCALE: CAPITAL EFFICIENT GROWTH, FAST ROI

Growth Drivers

More Inventory + More Sales X **More Momentum** AI-Driven platform seamlessly matches buyers & sellers + **Upsell** Financing, Warranties, Insurance, Marine services, Marine real estate = Targeting **$1B+** in annual revenue

INCREASING VELOCITY →

Capital Efficient

- Expand floorplan marine financing
- Funding purchases with proceeds from IPO = higher margins
- Brokers on commission only
- AI engine is built and fully deployed
- High margin add-ons for recurring revenue

Marina acquisitions serve as sales and service centers, customer acquisition, inventory acquisition

Financing, warranty, insurance sales and storage savings

Accelerated demand expected driven by new tax code, Section 179 for depreciation

Mass Broker Recruitment

OTH has a unique national program designed to attract and retain the best talent in marine sales.

WHY BROKERS JOIN OTH

- **Lead Flow Advantage**: Even with limited capital, OTH receives 200+ seller liquidation inquiries weekly
- **Post-IPO Growth**: Plan to 20× this pipeline → unmatched opportunity for brokers
- **Unique Edge**:
  - Ability to buy boats - any broker can just list a boat
  - Ability to take trades → more reasons for sellers to list with us
  - Azure Funding partnership → flexible credit solutions (30–50% down)
  - Stock incentives for high-performing brokers

VISION FOR SCALE

- Build the largest commission-only broker/wholesaler network in the U.S.
- Thousands of brokers nationwide within 5 years
- Powered by OTH Operating System, valuation tools, and support team to help source inventory, buy, list, or auction



Lead Flow

A newly developed way to maximize every opportunity:

Private Sellers › WeBuyBoats.com › OTH

1. First, capture the seller's timeframe, goals, and motivation
2. Then, route them to the best-fitting option:
   - **Wholesale**: Immediate sale (fast cash)
   - **Brokerage**: Maximize value, longer timeline
   - **Auction**: Real-time bidding, competitive offers

Dealers → OTH

- Submit aging inventory or trades into OTH portal
- Get instant offers, added to follow-up list
- Ability to reactivate expired leads if customers come back later

Evolution of Lead Handling

- **Old Way:** One path only → wholesale
- **New Way:** Multiple solutions → buy it, list it, or auction it
- **Result:** Far higher conversion, no wasted leads

Financing Overlay

- Every lead is offered **Azure Funding** services to increase close rates

Marketing Gameplay

A multi-channel strategy to drive demand and capture sellers & buyers across the marine ecosystem.

DIGITAL CHANNELS

- Google Ads
- SEO
- Social Media
- Partnerships with digital influencers

TRADITIONAL MEDIA

- Billboards
- TV Commercials
- Major Boat Show Presence

TARGETED OUTREACH

- Email lists with dealers, brokers, RV dealers
- Partnerships with industry players to source motivated sellers

Objective: Build brand dominance and funnel motivated sellers directly into OTH platforms.

STATEMENT OF OPERATIONS

	Year Ended December 31, 2023	Year Ended December 31, 2024	6 Months Ended June 30, 2024	6 Months Ended June 30, 2025
Revenue	91,839,555	$98,995,562	51,844,591	58,586,843
Cost of Revenue	(82,693,017)	(90,214,652)	(47,816,951)	(53,243,432)
Gross Profit	**9,146,538**	**8,780,910**	**4,027,640**	**5,343,411**
Total Operating Expenses	(6,108,249)	(6,096,987)	(2,715,831)	(3,410,321)
Income from Operations	3,038,289	2,683,923	1,311,809	1,933,090
Other Income (Expense), net	(67,837)	(69,778)	201,554	27,037
Interest Expense, net	(1,674,949)	(1,622,461)	(801,357)	(1,116,512)
Net Income	**1,295,503**	**991,684**	**712,006**	**843,615**

CAPITALIZATION TABLE AND BALANCE SHEET

Capitalization Table	Pre-Offering
Common Shares	20,000,000
Fully Diluted Shares Outstanding	**20,000,000**

Balance Sheet	As of June 30, 2025
Cash and Cash Equivalents	$3,123,202
Total Assets	33,965,648
Total Current Liabilities	32,120,210
Total Liabilities	33,572,725
Total Stockholders' Equity	392,923

EXECUTIVE LEADERSHIP

JASON RUEGG

PRESIDENT AND FOUNDER; CHAIRMAN OF THE BOARD

- Founder of Off The Hook Yachts in 2012, leading its growth into a nationally recognized marine business
- 12+ years of leadership experience across all facets of the marine industry

BRIAN JOHN

CHIEF EXECUTIVE OFFICER; DIRECTOR

- 25+ years of global investment and advisory experience across healthcare, consumer, and emerging growth sectors
- Founder of Caro Partners, advising early-stage and high-growth companies
- Held CEO roles at multiple NASDAQ-listed companies, including Jupiter Wellness, SRM Entertainment, and JWAC
- Currently serves as Executive Chairman of Caring Brands

ANDREW SIMMONS

EXECUTIVE VICE PRESIDENT; DIRECTOR

- Nearly two decades of sales and marketing leadership in the marine and automotive industries
- Founder of American Yacht Group, establishing a strong presence in the premium yacht market
- Brings proven experience in scaling customer acquisition and dealer relationships

Transforming the Industry

OTH intends to build the most powerful marine platform in the industry — by owning the tools, the real estate, and the customer

USED-FOCUSED STRATEGY Where margin, volume, and operational control are strongest.	**PROPRIETARY ECOSYSTEM** WeBuyBoats.com, BoatsAndBuyers.com, Azure, Operating System, and AI pricing integrated into every transaction.	**REAL ESTATE ADVANTAGE** Focused acquisitions in affordable but hard-to-replicate markets.
BROKER & TECH LED EXPANSION Scalable national growth without brick-and-mortar burden.	**RECURRING REVENUE** Financing, auctions, and listing fees drive non-transactional income.	**MARGIN EXPANSION** Use of proceeds to fund purchases, reducing financing costs.

THANK YOU!



APPENDIX

EXECUTIVE LEADERSHIP

CHAD CORBIN
CHIEF FINANCIAL OFFICER

- Nearly 15 years of experience in financial leadership, with a focus on accounting, finance, and operations
- Previously served as CFO at Filmworks International and Manufacturing Methods
- Holds both an MBA and a BS in Accounting and Finance from UNC Wilmington

BLAKE PHILLIPS
CHIEF OPERATING OFFICER

- Extensive leadership experience in marine retail and dealership operations
- Served as General Manager of flagship MarineMax locations
- Spent 9 years in leadership positions with White River Marine Group, one of the largest boat manufacturers and retailers in the U.S.

KYLE GINTHNER
CHIEF MARKETING OFFICER

- Over 15 years of experience in the marine industry with a specialization in marketing and customer engagement
- Founded a marine marketing agency supporting top-tier brands and dealerships nationwide
- Brings expertise in digital strategy, brand positioning, and lead generation

CHRISTOPHER GALETA
IN-HOUSE COUNSEL

- Over 27 years of experience as a practicing attorney in Florida
- Founder of Christopher M. Galeta P.A. and Ocean View Title & Escrow, specializing in real estate and marine transactions
- Provides legal oversight and compliance guidance across all aspects of Off The Hook Yachts' operations

BOARD OF DIRECTORS

MICHAEL KOSLOSKE
INDEPENDENT BOARD MEMBER

- Founder and former CEO of Health Insurance Innovations, which he led to a successful NASDAQ IPO in 2013
- Recognized as an Ernst & Young Entrepreneur of the Year Finalist in 2013
- Brings deep expertise in building and scaling publicly traded companies

JIM SEAGRAVE
INDEPENDENT BOARD MEMBER

- Founder, Chairman, and CEO of flyExclusive, one of the largest private aviation companies in the U.S.
- Founder of LGM Ventures and Seagrave Aviation, with extensive experience in aviation growth and operations
- Provides strategic leadership and operational insight to Off The Hook Yachts' board

ROBERT GONNELLI
INDEPENDENT BOARD MEMBER

- Founder, Chairman, and CEO of Red Oak Holdings, a diversified investment firm
- Founded BioValve Technologies, bringing innovation to medical device development
- Experienced entrepreneur and board member with a history of building companies across multiple industries

MARY REYNOLDS
INDEPENDENT BOARD MEMBER

- More than 15 years of leadership experience in retail and commercial finance
- Currently VP, Director of Innovation & Operations at Ascend Bank
- Brings strong expertise in lending, operational strategy, and financial services

GEORGE JOUSMA
INDEPENDENT BOARD MEMBER

- Over 40 years of leadership in the Italian yacht industry
- Founder and CEO of Sanlorenzo of the Americas, a leader in luxury yacht sales and service
- Veteran executive with deep knowledge of international yacht brokerage and distribution